UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 31, 2015

UNWIRED PLANET, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-16073	94-3219054
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

20 First Street, First Floor

Los Altos, California 94022

(Address of principal executive offices)(Zip Code)

(650) 518-7111

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.03	Material Modification to Rights of Security Holders.

To the extent required by Item 3.03 of Form 8-K, the information contained in Item 5.03 of this Current Report on Form 8-K is incorporated by reference herein.

Item 5.02          Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 31, 2015, director Taylor Harmeling notified Unwired Planet, Inc. (the “Company”) that he was resigning as a member of the Board of Directors, effective as of that date. Mr. Harmeling’s decision was not the result of any disagreement with the Company or the Board of Directors. The Company is in the process of reviewing potential independent director candidates to fill the vacancy created by Mr. Harmeling’s resignation and anticipates promptly appointing a new independent director to the Board of Directors. The Company expects that the new independent director will also serve as a member of the Audit and Nominating Committees.

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

The Company filed with the Secretary of State of the State of Delaware a Certificate of Amendment to the Amended and Restated Certificate of Incorporation of the Company (the “Certificate of Amendment”), to effect a 1-for-12 reverse stock split of its common stock (the “Reverse Split”), as of 5:00 p.m. Eastern Daylight Time on January 5, 2016, which decreased the number of shares of common stock issued and outstanding from approximately 113 million shares to approximately 9.4 million shares. As previously announced, in connection with the Reverse Split the number of authorized shares of common stock was also reduced from one billion to 350 million concurrent with the effectiveness of the Reverse Split. A copy of the Certificate of Amendment is attached as Exhibit 3.1 hereto and is incorporated herein by reference.

As previously disclosed, the Company’s stockholders approved a reverse stock split of the Company’s common stock at the annual meeting of stockholders held on December 4, 2015, at a ratio of up to 1-for-20 to be determined by the Board of Directors in its discretion. The Reverse Split became effective as of 5:00 p.m. Eastern Daylight Time on January 5, 2016, at which time every twelve (12) shares of the Company’s issued and outstanding common stock was automatically converted into one (1) issued and outstanding share of the Company’s common stock, without any change in the par value per share. In addition, a proportionate adjustment will be made to the per share exercise price and the number of shares issuable upon the exercise of all outstanding equity awards to purchase shares of the Company’s common stock, and the number of shares reserved for issuance pursuant to the Company’s equity incentive compensation plans will be reduced proportionately. Trading on a post-reverse split-adjusted basis on the NASDAQ Global Select Market (“NASDAQ”) will begin as of the opening of trading on January 6, 2016.

No fractional shares will be issued in connection with the reverse split. Stockholders who would otherwise hold a fractional share of the Company’s common stock will receive a cash payment in lieu of such fractional share based on each such holder’s pro rata share of the sale price of the fractional shares, which will be aggregated and sold at prevailing market prices by the Company’s exchange agent, Computershare Trust Company, N.A., as soon as practicable after the effective date of the reverse stock split.

Trading of the Company’s common stock will continue on NASDAQ on a Reverse Split-adjusted basis under the trading symbol “UPIP.” The new CUSIP number for the Company’s common stock following the Reverse Split is 91531F202.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

3.1	Certificate of Amendment to the Amended and Restated Certificate of Incorporation of Unwired Planet, Inc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 5, 2016

UNWIRED PLANET, INC.

By:	/s/ Noah D. Mesel
Noah D. Mesel
EVP, General Counsel and
Corporate Secretary

EXHIBIT INDEX

Exhibit No.	Description

3.1	Certificate of Amendment to the Amended and Restated Certificate of Incorporation of Unwired Planet, Inc.

4